Exhibit 10.19.2

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this “Amendment”) is made this 29 day of December, 2011 by and between FR National Life, LLC, a Delaware limited liability company (“Landlord”), and Build-A-Bear Retail Management, Inc., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Industrial Building Lease dated as of August 28, 2004 (also known as the Industrial Space Lease dated as of August 22, 2004, the “Initial Lease”), amended by the First Amendment to Lease dated as of October 31, 2006 (the “First Amendment”), as further amended by the Second Amendment to Lease dated as of December 31, 2006 the “Second Amendment”), and as further amended by that certain Third Amendment to Lease dated as of November 21, 2007 (the “Third Amendment”, together with the Initial Lease, the First Amendment and the Second Amendment, the “Original Lease”), for certain space commonly known as Suite 1930 and Suites 1938 – 1954, Innerbelt Business Center Drive, St. Louis, Missouri 63144 (the “Building”) containing approximately 59,413 rentable square feet, as more particularly described in the Original Lease; and

WHEREAS, Landlord and Tenant desire to further amend and modify the Original Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, Landlord and Tenant agree as follows:

1.      Recitals; Defined Terms.  The foregoing recitals are hereby incorporated into the body of this Amendment as if such recitals were more specifically herein set forth.  Capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to such terms in the Original Lease. The Original Lease, as modified by this Amendment, is referred to as the “Lease”.

2.      Relocation of Premises.  From and after January 1, 2012 (subject to the provisions of Section 6 below, the “Relocation Date”), Tenant shall, at its sole cost and expense, relocate a portion of the Premises, as defined as the “Expansion Premises” in the Second Amendment consisting of 7,437 rentable square feet, and commonly known as Suite 1930 in the Building, depicted on Exhibit B, attached hereto and made a part hereof (the “Surrendered Premises”) to that certain space consisting of approximately 7,437 rentable square feet, and commonly known as a portion of Suite 1960 in the Building, depicted on Exhibit A, attached hereto and made a part hereof (the “Relocation Premises”), such that, from and after the Relocation Date, Tenant shall lease from Landlord, and Landlord shall lease to Tenant, the Premises as defined in the Original Lease, consisting of 51,976 square feet (the “Original Premises”), and the Relocation Premises pursuant to the Lease.  From and after the Relocation Date, the term “Premises” shall mean the Original Premises and the Relocation Premises.

3.      Condition of Premises. Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis, except as is otherwise expressly and specifically described on Exhibit B attached hereto and incorporated herein by this reference.  Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use.  Tenant acknowledges and agrees that a demising wall will need to be constructed, and Tenant may experience certain disruptions at the Relocation Premises (including noise, debris and dust).  In the event the Landlord is unable to deliver possession of the Relocation Premises to Tenant in the condition required by this Amendment on the Relocation Date for any reason (including, without limitation, any holdover by any existing tenant of the Relocation Premises), Landlord shall have no liability to Tenant on account thereof and the obligations of Tenant shall not be affected thereby, except that the Relocation Date shall be extended until such time as Landlord delivers possession of the Relocation Premises to Tenant.

4.      Surrender of Surrendered Premises.  In the event Tenant does not, on or before the Relocation Date, (i) surrender the Surrendered Premises to Landlord with all of Tenant’s property (and all alterations, additions and improvements) removed therefrom and broom clean, in as good condition as received, and as otherwise provided pursuant to the terms of the Lease, including without limitation Section 20 of the Initial Lease, and (ii) return any and all keys, including, without limitation, mailbox keys, for the Surrendered Premises to Landlord, then Tenant shall be deemed to be holding over with respect to the Surrendered Premises and the terms of Section 20 of the Initial Lease, and any and all other applicable provisions of the Lease, shall apply to Tenant’s holdover of the Surrendered Premises.  Accordingly, in response to such a holdover by Tenant, Landlord shall be entitled to exercise or pursue (a) any and all of its rights under Section 20 of the Initial Lease, or any other applicable section of the Lease, or (b) any other legal or equitable remedies otherwise available to Landlord.  In addition, if any repairs are required to be performed in, to or at the Surrendered Premises, Tenant shall cause such repairs to be performed, to Landlord’s reasonable satisfaction, prior to the Relocation Date.  If Tenant fails to timely comply with the preceding sentence, then Landlord shall have the right to cause the repairs to be performed, at Tenant’s expense.  Landlord shall be permitted to inspect the Surrendered Premises in order to verify compliance with this Section 4 and the Lease as of Relocation Date.  The obligations imposed under the first sentence of this Section 4 shall survive the termination or expiration of the Lease.  Notwithstanding the foregoing, provided that Tenant is not in default pursuant to the terms of the Lease, Tenant may occupy the Surrendered Premises commencing on January 1, 2012 through January 15, 2012, pursuant to the terms and conditions of the Lease as it applies to the “Premises”; provided that Tenant shall not be required to pay Base Rent for the Surrendered Premises during the period January 1, 2012 through January 15, 2012.   In such event, Tenant shall be required to surrender the Surrendered Premises on January 15, 2012, and otherwise pursuant to the terms and conditions of the Lease, including, without limitation, pursuant to this Section 4. Tenant shall in all events be required to pay Base Rent, Additional Rent, and all other amounts due under the Lease for the Relocation Premises for the period January 1, 2012 through the expiration date of the Lease.

5.      Additional Rent.  In addition to the Base Rent as set in the Lease, Tenant shall continue to pay Additional Rent in accordance with the provisions of the Lease.  If the Relocation Date occurs on a day other than the first day of a calendar month, the monthly Base Rent and all Additional Rent and other amounts payable under the Lease that are due for the first calendar month following the Premises Relocation shall be prorated on a per diem basis (based on a 360 day, 12 month year) and paid to Landlord on the Relocation Date (it being understood that Tenant shall pay all such amounts with respect to the Surrendered Premises on the first day of the calendar month in which the Relocation Date occurs).  Notwithstanding anything contained herein to the contrary, the terms and provisions of this Amendment shall in no way impact, alter, mitigate or eliminate any of Tenant’s obligations that accrue or become due under the Lease prior and included the Relocation Date and, from and after the Relocation Date, Tenant’s obligations under the Lease shall only be affected in the manner and to the extent expressly set forth herein.

6.      Conditional Lease.  Notwithstanding anything contained herein to the contrary, this Amendment is absolutely conditioned upon Landlord and NewSpace, Inc. entering into a Fourth Amendment to that certain Industrial Building Lease dated August 28, 2004 (the “NewSpace Amendment”), as approved by Landlord, in its sole discretion.  In the event that Landlord and NewSpace, Inc. do not proceed to enter into the NewSpace Amendment for any reason or no reason, this Amendment shall be of no force and effect, and neither party shall have any liability to the other hereunder.  In no event shall Landlord have any obligation to enter into the NewSpace Amendment.

7.      Holdover. Notwithstanding anything to the contrary in the Lease, in the event Tenant holds over with respect to the Surrendered Premises past the Relocation Date: (i) Tenant shall be responsible for all of the Surrendered Premises Obligations through (and including) the date Tenant vacates the Surrendered Premises in accordance with the terms of this Amendment; (ii) the definition of “Premises” shall not change as described in this Amendment until the date immediately following such date that Tenant vacates the Surrendered Premises; and (iii) Tenant shall be deemed to be holding over with respect to the Surrendered Premises, the terms of Section 20 of the Original Lease shall apply to such holding over and Landlord shall be entitled to exercise or pursue any or all of its rights under the Lease, at law or in equity with respect to such holding over.

8.      Joint and Several Liability.  If two or more individuals, corporations, partnerships, or other business associations (or any combination of two or more thereof) shall sign this Amendment as Tenant, the liability of each such individual, corporation, partnership or other business association to pay rent and perform all other obligations hereunder shall be deemed to be joint and several.  If Tenant named in this Amendment shall be a partnership or other business association, the members of which are, by virtue of statute or general law, subject to personal liability, the liability of each such member shall be joint and several.

9.      Absence of Option.  The submission of this Amendment for examination does not constitute a reservation of or option for the Premises, and this Amendment shall become effective only upon execution and delivery thereof by Landlord.

10.    Brokerage Commission.  Both Landlord and Tenant warrant that there are no claims for broker’s commissions or finder’s fees in connection with its execution of this Amendment, and Tenant agrees to indemnify and save Landlord, its affiliates, successors, and assigns harmless from any liability that may arise from any such claim, including reasonable attorneys’ fees. The foregoing indemnification shall survive the termination or expiration of the Lease."

11.    Ratification.  Except as modified by this Amendment, the Lease shall remain otherwise unmodified and in full force and effect and the parties ratify and confirm the terms of the Lease as modified by this Amendment.  The Lease (as amended hereby) contains the entire agreement between Landlord and Tenant as to the Premises, and there are no other agreements, oral or written, between Landlord and Tenant relating to the Premises.

12.    Conflict.  Except as amended hereby, the Lease shall be and remain in full force and effect.  In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

13.    Successors and Assigns.  This Amendment and all of the covenants, terms and conditions hereof shall inure to the benefit of, and be binding upon, the respective heirs, executors, administrators, successors and assigns of Landlord and Tenant.

14.    Authority of Tenant.  Tenant and the person(s) executing this Amendment on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows:  the individual(s) acting as signatory on behalf of Tenant is (are) duly authorized to execute this Amendment; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Amendment; and the Lease (as amended hereby) is and shall be fully and completely binding upon Tenant.

15.    Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of Missouri.

16.    Partial Invalidity.  The provisions of this Amendment shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

17.    Counterparts; Facsimile.  This Amendment may be executed in any number of identical counterparts, all of which, when taken together, shall constitute the same instrument.

[Signature Page to Follow]

 IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first above written.

LANDLORD:

FR National Life, LLC, a Delaware limited liability company

By:  First Industrial, L.P., a Delaware limited partnership, its sole manager

By:  First Industrial Realty Trust, Inc., a Maryland corporation, its general partner

By:           /S/John Wright

Its:           Regional Manager

Date:       12/29/2011

TENANT: Build-A-Bear Retail Management, Inc., a Delaware corporation By: /S/Tina Klocke Its: Chief Operations & Financial Bear Date: 12/29/2011